Exhibit 99

                                      Ford


Contact:

Media:
Becky Bach
1.313.594.4410
bbach1@ford.com

Investment Community:
Raj Modi
1.313.323.8221
fordir@ford.com

Media Information Center:
1.800.665.1515 or
1.313.621.0504
media@ford.com

Go to http://media.ford.com for news releases and high-resolution photographs.


IMMEDIATE RELEASE
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FORD INCREASES SECOND-QUARTER EARNINGS GUIDANCE

DEARBORN, Mich., June 16, 2004 - Ford Motor Company is raising its second-quarter earnings guidance by 15 cents per share, from a range of 30 to 35 cents per share to a range of 45 to 50 cents per share from continuing operations, excluding special items.

The increase primarily reflects the strong performance of the company's Financial Services Sector, which has benefited from lower than anticipated credit losses, improved vehicle residual values and a continuation of the low interest rate environment.

Full-year earnings now are expected to be in a range of $1.65 to $1.75 per share, compared with previous guidance of $1.50 to $1.60 per share, in each case from continuing operations, excluding special items.

As previously indicated, special items, consisting primarily of the disposition of non-core businesses and completion of the restructuring in Ford Europe, are estimated to reduce full-year 2004 earnings by about 7 to 9 cents per share.


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Statements included herein may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:
  o greater price competition resulting from currency fluctuations, industry overcapacity or other factors;
  o a significant decline in industry sales, particularly in the U.S. or Europe, resulting from slowing economic growth, geo-political events or other factors;
  o lower-than-anticipated market acceptance of new or existing products;
  o work stoppages at key Ford or supplier facilities or other interruptions of supplies;
  o the discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;

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  o increased safety, emissions, fuel economy or other regulation resulting in higher costs and/or sales restrictions;
  o unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
  o worse-than-assumed economic and demographic experience for our post-retirement benefit plans (e.g., investment returns, interest rates, health care cost trends, benefit improvements);
  o currency or commodity price fluctuations;
  o changes in interest rates;
  o a market shift from truck sales in the U.S.;
  o economic difficulties in any significant market;
  o reduced availability of or higher prices for fuel;
  o labor or other constraints on our ability to restructure our business;
  o a change in our requirements under long-term supply arrangements under which we are obligated to purchase minimum quantities or pay minimum amounts;
  o credit rating downgrades;
  o inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts;
  o higher-than-expected credit losses;
  o lower-than-anticipated residual values for leased vehicles;
  o increased price competition in the rental car industry and/or a general decline in business or leisure travel due to terrorist attacks, acts of war, epidemic diseases or measures taken by governments in response thereto that negatively affect the travel industry; and
  o our inability to implement the Revitalization Plan.